EXHIBIT 99

News Release

For Immediate Release

Contact: Thomas X. Geisel, President & CEO, (856) 690-4329

Sun Bancorp Appoints Robert B. Crowl as

Executive Vice President and Chief Financial Officer

VINELAND, NJ – March 1, 2010 – Sun Bancorp, Inc. (NASDAQ: SNBC) and its wholly-owned banking subsidiary, Sun National Bank, today announced that Robert B. Crowl was appointed executive vice president and chief financial officer (CFO) of the Company and the Bank.

Previously, Crowl, 46, was executive vice president and chief operating officer of the $150 billion in assets Cleveland-based National City Corporation, which was acquired in December 2008 by PNC Financial Services Group, Inc.

“We are pleased to have Rob, a seasoned, strategic financial executive, join the Sun Bancorp organization,” said Thomas X. Geisel, president and chief executive officer. “Rob’s diverse financial background and skill set will complement our management strategy and strengthen our efforts to grow our franchise in our core New Jersey markets. Despite the current economic environment, there are many opportunities for a strong, long-term leader such as Sun Bancorp in the financial services industry.”

From 2007 until 2009, Crowl served as executive vice president and chief operating officer of National City Mortgage, a national retail mortgage lender with annual production of approximately $20 billion, where he was primarily focused on reengineering the mortgage business and loan origination process to improve the customer experience, loan quality and profitability. His responsibilities included production operations, quality control, compliance, secondary markets and strategic initiatives.

Crowl also previously served as senior vice president and comptroller of National City Corporation from 2004 through 2007. In this capacity, he was in charge of the business line CFO functions, management reporting and planning, corporate real estate, corporate purchasing, accounting services, asset/liability management, and mergers and acquisition support.

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Sun Bancorp/Crowl – page two

From 1998 through 2004, he was senior vice president and manager of National City Bank’s Asset, Liability and Securitization division, where he was responsible for all aspects of asset/liability management, including interest rate risk, net interest income forecasting, liquidity analysis and capital planning. In addition, Crowl developed the bank’s credit card, auto and home equity securitization functions, and led multiple issuances of asset-backed debt.

Prior to joining National City, Crowl spent 12 years in a variety of positions at Crestar Bank, a $25 billion regional bank headquartered in Richmond, VA (acquired by SunTrust in 1998), where he was responsible for financial analysis, interest rate risk measurement and evaluation of hedging strategies for the company.

Crowl earned a bachelor of arts and an MBA, both from University of Richmond in Richmond, Virginia.

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

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